UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 1, 2022

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

4453 North First Street, Suite 100

San Jose, California 95134

(Address of principal executive offices)

(408) 462-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.001 Par Value	RMBS	The NASDAQ Stock Market LLC (The NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 -	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2022, Rambus Inc. (the “Company”) appointed Desmond Lynch to the position of Senior Vice President, Finance and Chief Financial Officer, effective as of August 1, 2022.

Mr. Lynch, age 43, currently serves as the Company’s Vice President, Finance and has served in that role since 2020. In addition, Mr. Lynch served as Vice President, Finance of Knowles Corporation, an audio solutions company, from 2019 to 2020. Previously, Mr. Lynch served as Vice President, Finance/Senior Director, Financial Planning and Analysis at Renesas Electronics Corporation/Integrated Device Technology, Inc., an analog and mixed signal semiconductor company, from 2016 to 2019. Mr. Lynch also served as Director, Financial Planning and Analysis at Atmel Corporation, a semiconductor company, from 2010 to 2016, prior to its acquisition by Microchip Technology. Mr. Lynch received a BAcc degree in Accounting and Finance from the University of Glasgow, Scotland in 2000, and is a Chartered Accountant with the Institute of Chartered Accountants of Scotland.

There is no arrangement or understanding between Mr. Lynch and any other person pursuant to which Mr. Lynch was appointed as Senior Vice President, Finance and Chief Financial Officer. There are no family relationships between Mr. Lynch and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Lynch’s appointment, Mr. Lynch’s annual compensation will consist of a base salary of $350,000, short-term cash incentive bonus eligibility at 75% of his base salary (“Target Bonus”), and a maximum long-term, performance-based equity incentive grant of $1,225,000, inclusive of his existing unvested equity.

Further, Mr. Lynch and the Company have agreed to enter into an agreement providing for a severance package covering any termination of Mr. Lynch’s employment without “Cause” or termination by Mr. Lynch for “Good Reason,” in each case, if such termination occurs during a period beginning on the date of a change of control and ending 12 months following a change of control, subject to Mr. Lynch signing and not revoking a separation agreement and release of claims and Mr. Lynch’s continued compliance with the terms of the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into between him and the Company. In such event, Mr. Lynch will receive: (i) a lump sum payment (less applicable withholding taxes) equal to 100% of his annual base salary, as in effect immediately prior to the termination date or, if greater, at the level in effect immediately prior to the change of control; (ii) a lump sum payment (less applicable withholding taxes) equal to 100% of his target bonus for the year of termination as in effect immediately prior to the executive’s termination date, or, if greater, at the level in effect immediately prior to the change of control; (iii) 100% of his then-outstanding and unvested equity awards, vested in full (and if the amount of the award to vest is determined based on the achievement of performance criteria, then the equity awards will vest based on achievement at target levels for the relevant performance period(s)); and (iv) if he elects continuation coverage pursuant to COBRA for him and his eligible dependents, reimbursement for the COBRA premiums for a maximum period of 12 months.

In accordance with the Company’s customary practice, the Company will enter into its standard form of indemnification agreement with Mr. Lynch, which will require the Company to indemnify him against certain liabilities that may arise as a result of his status or service as an officer. Mr. Lynch will also be eligible to participate in the Company’s benefits plans, policies, and arrangements applicable to other executive officers of the Company.

In addition, on August 1, 2022, Keith Jones, Vice President, Finance and Interim Chief Financial Officer of the Company tendered his resignation from the Company, to be effective as of August 5, 2022. Mr. Jones is resigning from the Company to pursue another professional opportunity, and his departure is not related to any disagreement with the Company relating to its operations, policies or practices.

A copy of the Company’s press release regarding these events is being furnished as Exhibit 99.1 to this Form 8-K. The exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 -	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release Announcing Chief Financial Officer Appointment, dated August 1, 2022.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2022	Rambus Inc.

/s/ Luc Seraphin
Luc Seraphin, President and Chief Executive Officer